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                                                                   EXHIBIT 10.45


                       INSPIRE INSURANCE SOLUTIONS, INC.
                        CONTRACT TO PROVIDE SERVICES AND
                        ACQUIRE LICENSE TO USE SOFTWARE


This Contract is made on the 29th day of December 1997, between Inspire Insurance Solutions, Inc., a corporation organized and existing under the laws of the State of Texas, having main place of business at 300 Burnett Street, Fort Worth, Texas, 76102, United States of America (hereinafter referred to as "the LICENSOR"), herein represented by Robert K. Agazzi, Executive Vice President, duly authorized an empowered to sign this Contract in the name and on behalf of the LICENSOR, and SUL AMERICA CIA NACIONAL D SEGUROS, an insurance corporation organized and existing under the laws of Brazil, registered with the General Taxpayers Registry of the Internal Revenue Service (CGC/MF) under
N. 33.041.062/0001-09, having a main place of business at Rua da Quitanda 86, in the City and State of Rio de Janeiro, 20091-000, Brazil (hereinafter referred to a "the LICENSEE"), herein represented by Dr. Ivan Hgoncalves Passos and by Dr. Henrique Zanetti, both Vice-Presidents, duly empowered to sign this Contract in the name and on behalf of the LICENSEE.

WHERES the LICENSOR is a leader in promoting the development and sale of software for use by insurance companies;

WHEREAS the LICENSOR has developed in the regular course of its activities a software for use by insurance companies ("Base System");

WHEREAS the Base System is adapted for use by insurance companies in the United States and elsewhere throughout the world, in several key areas of the insurance business, such as that of management of insurance policies and loss or damage, pricing and issuing of insurance policies, basic directives and norms, preparation of appropriate clauses, etc.;

WHEREAS the LICENSEE is interested in the Base System only once adapted to the LICENSEE'S specific characteristics and needs;

WHEREAS the adaptation of the Base System to the specific characteristics and needs of each licensee is made through a Detailed Study, as defined below, and which Detailed Study of the LICENSEE has already been conducted by the LICENSOR;

WHEREAS the LICENSEE wishes to acquire from the LICENSOR the right to the non-exclusive and non-transferable use of the Base System, with the adaptations listed in the Detailed Study ("Modified System"), and that the LICENSOR is willing to grant to the LICENSEE the non-exclusive and non-transferable right to use the Modified System;

WHEREAS all pertinent aspects have been considered, the parties mutually agree to the present contract, in accordance with the following clauses and conditions:


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1.       DEFINITIONS

         1. Within this contract, the terms listed below will have the following meaning:

         (a) "Base System" refers to the computer software described in Appendix 1.1.a, which will serve as a base for the implementation of the Modified System, and of any upgrade or improvement to said computer software, which the LICENSOR makes available to the LICENSEE (hereinafter referred to as "the Base System");

         (b) "Modified System" refers to the Base System, once adapted to the specific characteristics and needs of the LICENSEE, as defined in the Detailed Study;

         (c) "Detailed Study" refers to the study whose results are found in Appendix 1.1.c, and which was developed by the LICENSOR with a view to determining the modifications that will have to be introduced by the LICENSOR in the Base System in order to adapt it to the specific characteristics and needs of the LICENSEE;

         (d) "Acceptance of the Modified System" refers to the test that will be conducted by the LICENSOR and the LICENSEE in order to evaluate the performance and functional capacities of the Modified System, once installed by the LICENSOR, as described in Appendix 1.1.d;

         (e) "Hardware Requirements" refers to the hardware needed for the use and operation of the modified System, as described in Appendix 1.1.e;

         (f) "Installation Support" refers to all the technical support necessary for the proper and successful installation of the Modified System, which also includes the training of the LICENSEE'S employees as described in Appendix 1.1.f;

         (g) "License" refers to the non-exclusive and non-transferable right to use the Modified System an its documentation;

         (h) "Remuneration of the License" refers to the payments described in this Contract, which will be due as a result of the use of the Modified System by the LICENSEE;

         (i) "Documentation refers to the manuals and written materials of the Base system, with the alterations pertinent to the Modified System;

         (j) "Specifications of the Modified System" are those appearing in the detailed Study, as described in Appendix 1.1.c;

         (k) "Specifications of the Base System" are registered in the documentation of the WPC, UES, VR, and PSP Basic Functionality, existing at the time of signature of this Contract, as described in Appendix 1.1.a;





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         (l)     "User Acceptance Test Matrix" refers to the documents to be provided by the LICENSOR so as to conduct the test of Acceptance of the Modified System;

         2.      LICENSE OF USE OF THE MODIFIED SYSTEM

         2.1 The LICENSOR hereby grants to the LICENSEE, and the LICENSEE hereby accepts, as long as this Contract is in force, a non-exclusive and non transferable right to use the Modified System ("License"), the implementation of which is stipulated in Appendix 1.1.c.

         2.2 The license granted by the LICENSOR allows the LICENSEE to use the Modified System for data and file processing in any of its branches;

         2.2.1. The LICENSEE agrees not to use a network program to copy (except for backup purposes), translate, modify, adapt, decompile, disassemble, improve, or reverse engineer the Base System.

         2.2.2. The license is granted so that only one copy of the Modified System is used in production. An additional amount of US $600,000.00 (six hundred thousand American Dollars) will be payable to the LICENSOR for each additional copy of the Modified System that the LICENSEE may request for use in production.

         2.3 The rights, benefits, responsibilities, and obligations granted herein to the LICENSEE are personal, and must not be transferred or assigned to third parties without the written permission of the LICENSOR. Any attempt to sell, transfer, or assign without said permission will be null and void. This clause does not apply to the group of companies of which the LICENSEE is a part, specially the LICENSEE's parent companies and subsidiaries.

         2.4 The LICENSOR will endeavor to ensure that use of the Modified System by the LICENSEE is made in its best possible form, providing the LICENSEE with al the necessary support for such purpose.

         2.5 Under the terms of this contract, the LICENSOR does not grant to the LICENSEE any proprietary right subject to registration as patent or trademark.

         2.6 The LICENSEE agrees not to obtain a patent on any software, source codes, drafts, technical data, or any other technical information that the LICENSOR may supply to the LICENSEE within the scope of this contract, or to contribute objectively in a way that a third party may do so, as long as this Contract is in force, or even subsequent to its termination, without the written authorization of the LICENSOR.

         2.6.1. The LICENSOR must maintain the LICENSEE immune against any form of litigation that third parties may bring upon the LICENSOR as a result of any rights that the same may have on the Modified System and any software, source codes, drafts, technical data, or any





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other technical information supplied to the LICENSEE by the LICENSOR within the scope of this Contract.

         2.7 Upon delivery of each of the stages of the Modified System, as stipulated in Appendix 5.2, the License and the LICENSOR will test the functional capacity and performance of the respective stage, in accordance with the Acceptance of the Modified System, as described in Appendix 1.1.d.

         2.8 The Modified system, must comply with the specifications contained in the document of Basic Functionality, as described in Appendix 1.1.a to this Contract, with the modifications stipulated in the detailed Study.

         2.9 The LICENSEE will be entitled to obtain the source code of the Modified System a part of this Contract. A Confidentiality Agreement, however, acceptable to the LICENSOR in form and substance, will have to be signed by the LICENSEE, its directors and/or representatives, who may in any form be in contractor with the Modified System.

         3.      HARDWARE REQUIREMENTS

         3.1 The Modified System requires a Local Access Network (LAN) with sufficient storage capacity, special functions, and adequate peripheral equipment for its operation, as described in Appendix 1.1.e, and the Hardware Requirements for adequate use of the Modified System.

         3.2 The LICENSEE will only be responsible for licenses or run time fees which refer to third party software contained in the configuration of the Modified System, and which are specified in Appendix 3.2.

         4.      PAYMENT GENERAL CLAUSE

         4.1 All the payments arising from this Contract, and which are due for remittance to another country, are subject to the Brazilian rules of law which govern such remittances.

         4.2 Unless otherwise stipulated, all the payments in American Dollars which arise from this Contract must be remitted abroad and deposited in the LICENSOR's Account N. 1632230027 at the NationsBank, Ft. Worth, Texas, within 30 days from receipt of the invoice, by electronic transfer, or in any other account or location which the LICENSOR must designate in writing 2 (two) days prior to the date of payment. The LICENSEE will be responsible for all of the bank tariffs and similar charges.

         4.3 All the amounts which the LICENSEE is to pay to the LICENSOR under the terms of this Contract must be exempt from any tax, contribution, duty, and tariff that may be imposed on the same by any Brazilian authority, be it federal, state, or municipal.





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         4.3.1.  Should the LICENSEE be obliged to retain income tax on the amounts payable to the LICENSOR, the same will be complemented by the LICENSEE to extent necessary to meet the values accorded upon in this Contract, without any reduction whatsoever.

         4.3.2. This clause is not applicable to the cases in which the LICENSOR is entitled to use the values retained in Brazil upon payment as tax credit. In this case said information must be supplied by the LICENSOR upon the issuance of any invoice payable by the LICENSEE.

         5.      IMPLEMENTATION OF THE MODIFIED SYSTEM

         5.1 The detailed Study prepared by the LICENSOR and appearing in Appendix 1.1.c identifies the modifications to be introduced in the Base System by the LICENSOR, and which are necessary for the adaptation of the Base System to the operations of the LICENSEE. Said Study is an integral part of this Contract for all legal purposes, including those which concern the estimated dates of delivery, the performance and functionality parameters.

         5.2 As stipulated in appendix 5.2, the Modified System will be implemented in three stages ("Stages"), whose dates of delivery to the LICENSEE are as follows: (i) June 15th 1998, (ii) October 15th 1998, and (iii) February 18th 1999 (all of which are collectively referred to as "Dates of Delivery").

         5.2.1. For the purposes of this Clause 5, the term "date of delivery" must be construed as being that on which each of the Stages of the Modified system is actually installed on the LICENSEE's computers.

         5.3 Once the LICENSOR has delivered to the LICENSEE each of the stages of the Modified System, the LICENSEE will have a 15-day term within which to proceed with the Test of Acceptance of each stage, as stipulated in Appendix 1.1.d. The LICENSEE must, within the same term, communicate to the LICENSOR the results of said test, always in a clear and justified form.

         5.3.1. In case the Test of Acceptance is not satisfactory to the LICENSEE, the respective Stage of the Modified System will be deemed not delivered, for all the purposes of this contract.

         5.3.2. The Stages of the Modified System whose Test of Acceptance is negative, will only be considered as delivered to the LICENSEE once the problems initially indicated by the LICENSEE are totally soled, and the stage is then delivered free from any new problems that may have arisen, which fact will be tested by the LICENSEE within up to 15 days from receipt of the respective Stage of the Modified System. The dispositions of item 5.3.1 are also applicable to this test.

         5.3.3. In case the result of the Test of Acceptance is positive, the respective Stage of the modified system will be deemed as having been delivered on the date on which the tested and accepted version is received by the LICENSEE.





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         5.4     The LICENSOR must have delivered to the LICENSEE, no later than February 18th 1999, the third Stage of the Modified System, along with the two prior stages, duly accepted by the LICENSEE.

         5.4.1. The stipulations contained in items 5.3.2 and 5.3.3 above are applicable for the purpose of establishing the date of delivery of the third Stage of the Modified System.

         5.5     In case the LICENSOR does not comply with the stipulations of item 5.4 above, a fine equivalent to US$ 3,000.00 (three thousand American dollars) shall be payable by LICENSOR to the LICENSEE for each Day of Delay, which expression is to be understood as referring to every normal working day included in the period that begins eighteen days after the Dates of Delivery and ends in the day of actual delivery of the respective Stages of the Modified System to the LICENSEE.

         5.5.1. Whenever a delay takes place of any of the Date of Delivery as a result of the LICENSOR's fault, the LICENSEE is to notify the LICENSOR in writing about said delay.

         5.5.2. Should the motive of the delay be the result of the LICENSEE's fault, the number of days corresponding to said delay must be deducted from the number of days of delay whose fault is attributable to the LICENSOR.

         6.      SERVICES AND TRAINING

         6.1 The LICENSOR must, whenever requested in writing by the LICENSEE, make available to the LICENSEE experienced technicians and other of its professionals to instruct and provide consulting services in respect of the installation, operation, use, and services relating to the Modified System, at the location indicated by the LICENSEE. LICENSEE agrees not to make unreasonable requests.

         6.2 Until the beginning of the Implementation of all the Modified System in any of the LICENSEE's branches, all and any expenses incurred by the LICENSOR while developing the Modified System (including travel and boarding expenses of the LICENSOR's personnel) are to be borne by the LICENSOR.

         6.3 The LICENSOR will be remunerated by the LICENSEE in accordance with the stipulations of Appendix 1.1.f, whenever the latter requests from the former the provision of services not related to the development of the Modified System.

         6.3.1. All the amounts owed to the LICENSOR as a result if item 6.3 above will be paid by the LICENSEE to the LICENSOR in American Dollars, within a term of 30 days from the date of receipt by the LICENSEE of the respective invoice issued by the LICENSOR.

         6.4 All printed material concerning the Modified System supplied to the LICENSEE by the LICENSOR must be in English, except for the material identified per item 59 of the Detailed Study, which must be in Portuguese.





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7.       PAYMENT OF THE LICENSE TO USE THE MODIFIED SYSTEM

         7.1 The LICENSEE will pay to LICENSOR the amount of US$ 3,700,000.00 (three million seven hundred thousand American dollars) for the Modified System, in the following way:

                 (a) US$ 100,000.00 (one hundred thousand American dollars), already paid, based on the Memorandum of Understandings signed by both parties;

                 (b) US$ 50,000.00 (fifth thousand American dollars), payable on February 2nd 1998;

                 (c) US$ 1,000,000.00 (one million American dollars), payable on the date of signature of this Contract;

                 (d) US$ 700,000.00 (seven hundred thousand American dollars), payable within a term of up to 30 days from the date of delivery stipulated in item 5.2(i);

                 (e) US$ 700,000.00 (seven hundred thousand American dollars), payable within a term of up to 30 days from the date of delivery stipulated in item 5.2 (ii); and

                 (f) US$ 1,150,000.00 (one million one hundred fifty thousand American dollars), payable within a term of up to 30 day from the date of delivery stipulated in item 5.2(iii) or 30 days from the date of effective delivery date, whichever occurs first.

         7.1.1. In case of the LICENSEE does not accept one of the stages of the Modified System, the dates of delivery of which are listed in item 5.2, payment of the amount owed in relation to this stage will be due only within 30 days, upon receipt by the LICENSEE of an acceptable new version of that stage, delivered by the LICENSOR.

         7.2 The LICENSOR shall at its own expenses provide the LICENSEE with a performance bond in the value of US$ 3,700,000.00 (three million seven hundred thousand American dollars), the proceeds of which may be used in the event that the installation and/or technical performance of the Modified System do not conform to the parameters of good functionality of the Modified System, as defined in Appendix 7.2. The terms and conditions of said performance bond must be approved by the LICENSEE.

         7.2.1. All payments stipulated in clause 7.1 are conditioned to the previous supply of the performance bond by LICENSOR to LICENSE, as contemplated by clause 7.2 above, not having LICENSEE the obligations of making these payments until LICENSOR supplies said performance bond.





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         7.3     An interest rate equivalent to LIBOR rates (12 months) plus 1%
(one percent) will be payable to the LICENSOR, should the LICENSEE be at fault for late payment. Interest shall accrue only 30 days after due date.

8.       WARRANTY

         8.1 The LICENSOR warrants that the Modified System will confirm to the functionality and performance technical specifications stipulated in Appendix 7.2, as well as to the highest standards used in its line of business in the United States, hereby providing a six-month warranty, which shall commence on the date of the beginning of the implementation of the Modified System in any of the branches of the LICENSEE, and which is expected to occur on May 3rd, 1999, except in the case that eventual problems verified are a result of improper use of the technical recommendations by the LICENSEE.

         8.2 In case the Modified System does not function in accordance with the technical performance or specifications and/or does not conform to the standards of good functionality ("Failures"), as described in Appendix 7.2, during the warranty period, the LICENSOR will, at its own expense, respond immediately to the requests of the LICENSEE, without substantial interruption of the utilization of the Modified System, until the problems are solved.

         8.2.1. All Failures verified in the warranty period, contemplated by clause 8.1 above must be informed by LICENSEE to LICENSOR in the form of written notice, as established by clause 123 below, and the LICENSOR undertakes the obligation to repair the Failure as soon as possible.

         8.3 In case the problem arises from an error made or induced by the LICENSEE;, the same will pay for the services rendered by the LICENSOR in connection with the analysis and correction of the problem, as described in Appendix 1.1.f.

         8.3.1. For the purposes established in clause 8.3 above LICENSOR shall, at its own expenses, prepare an appropriate technical report which demonstrate, a clear and objective way that the detected Failure in fact derives from error practiced or induced by LICENSEE.

         8.3.1.1. Once the technical report is prepared and presented to LICENSEE, LICENSOR, jointly with LICENSEE shall make a demonstration in which LICENSER shall reproduce the Failure, and this reproduction must prove that the cause indicated in the technical report is effectively derived from an error practiced or induced by LICENSEE.

         8.3.1.2. If by any reason the determination of the cause of the Failure through the demonstration above mentioned does not succeed, LICENSEE shall be considered released, and the repaid must be made by LICENSOR without the LICENSEE incurring any expense sin relation to such repair.,

         8.3.1.3. The preparation of the technical report, as well as the demonstration referred to in item 8.3.1.1 above, must not, in any situation, interfere in the immediate attendance by





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LICENSOR to the notification of the LICENSEE, and the repair shall be made as soon as possible.

         8.3.2. The payment referred to in item 8.3 above will be made within a 30-day term, commencing upon receipt by the LICENSEE of the invoices issued by the LICENSOR, containing a detailed description of the services rendered.

         8.4 Even after this warranty expires, the LICENSOR must correct any defect, as long as the LICENSEE reimburses the LICENSOR with the expenses incurred in connection with correcting the defect, as described in item 8.3.2 above.

         8.4.1. Charges made to the LICENSEE for services rendered in connection with the correction of the defect will be based on the time spent and the materials used, as per the normal work hour cost of the LICENSOR's professionals on the occasion. Payment, in American Dollars, will be due within 5 (five) work days from the said correction.

         8.5 At no time and under no circumstances, in case of unauthorized or improper use of the Modified System by the LICENSEE, LICENSOR will not be liable for the interruption of the LICENSEE's operations, for the loss of profit or for partial, incidental, or indirect damages.

         8.6 The LICENSOR declares that it has developed and is the proprietor of the Modified System, and thus has the right to license it to the LICENSEE. The LICENSOR further declares that the Modified System does not infringe the rights of any third party.

         8.7 The LICENSOR hereby undertakes not to allow any other interested party to possess any version of the Modified System which is installed and functioning in production during a term of 6 (six) months from the beginning of the implementation of the Modified System in any of the LICENSEE's branches.

         9.      CONFIDENTIALITY

         9.1 The LICENSEE acknowledges that the Modified System comprises confidential information developed by and belonging to the LICENSOR. The LICENSEE will take all the reasonable precautions necessary to safeguard the confidentiality of the Modified System, including (i) those taken by the LICENSEE to protect its own confidential information, data, registers, materials and processes, and (ii) those which the LICENSOR may request occasionally.

         9.2 The LICENSEE will not, without written permission of the LICENSOR, disclose the Base System or the Modified System, wholly or in part, to any individual, entity, or other person, except the LICENSEE's authorized officers who will operate the Modified System. The LICENSEE further undertakes to take all precautions suitable and necessary against any unauthorized disclosure of the Modified System by any employee, director, contracting party, or agent of the LICENSEE.





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         9.3     If requested by the LICENSOR, all the directors, employees, contracting parties, and agents of the LICENSEE who have access to all and any part of the Modified System must sign written agreements, valid and executable according to the laws of Brazil, as stipulated in item 2.9 above, whereby they undertake to maintain the Modified System and all related data under strict confidentiality, and not to reveal any information related to the Modified System to any unauthorized person, individual, entity, or third party.

         9.4 The LICENSOR, its representatives, employees, agents, and consultants also agree to sign a Confidentiality Agreement, acceptable to the LICENSEE in form and substance, for the purpose of ensuring the confidentiality of the modifications, information and data introduced in the Base System as a result of business and/or operational practices pertaining to the LICENSEE.

         9.5 The LICENSEE acknowledges that recession of this Contract will not extinguish the obligations assumed by the parties in this Clause.

10.      NON-HIRING POLICY

         10.1 During the term of this Contract, and from the date of its execution the LICENSEE and the LICENSOR expressly and mutually undertake not to contract, or cause to contract, directly or indirectly, any employee of the other party, including those employees who have been, for any reason, ceased to work for the LICENSOR or LICENSEE, whichever the case, in less than one year for the LICENSOR or LICENSEE, whichever the case, in less than one year.

11.      EFFECTIVE DATE; RESCISSION

         11.1 This contract will become valid upon signature by the parties and will be forced for a period of 5 (five) years.

         11.1.1. The term mentioned in item 11.1 above may be renewed for equal and successive periods of time by means of simple written notice to the LICENSOR, wherein the LICENSEE requests said renewal, with a minimum precedence of 30 (thirty) days after the date stipulated in item 11.1 and/or from any of the subsequent renewal dates, and said renewal shall not generate any cost, expenses or burden for the LICENSEE.

         11.2 This Contract may be rescinded upon completion of any of the obligations of the LICENSEE, including, but not limited to, the non-disclosure of any technical datum relating to the Modified System or, even, in the cases listed in item 11.3.

         11.2.1. The LICENSEE's obligations to pay the LICENSOR in the terms of this Contract will subsist, independently from the rescission of this Contract, as long as the LICENSOR has performed its obligations derived from this Contract.





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         11.3    This Contract will be rescinded upon occurrence of any of the following hypotheses:

         (a) failure to perform this Contract by any of the parties, and failure to take the steps necessary to perform, within a term of 30 (thirty) days from the date of receipt of written notice to that effect by the other party;

         (b) failure of the LICENSEE to pay the LICENSOR the amounts due, acknowledged by the LICENSEE upon receipt of the 90-day overdue payment notice, except in those cases in which the respective remittances to another country cannot be effected as a result of obedience to applicable Brazilian norms and rules.

         (c) in case the LICENSEE does not abide by the rules of confidentiality stipulated in Clause 9 of this Contract, in which case rescission will not affect the right of the LICENSOR to have such non-performance properly remedied at any time;

         (d) upon dissolution or liquidation of any of the parties; upon appointment of a liquidation to administrate all and any part of its obligations or property; upon bankruptcy or composition with creditors of any of the parties; or even upon insolvency of any of the parties.

         (e) in the event of intervention, direct or indirect, by any government or authority that may prevent performance of this Contract as described herein.

         11.4 The LICENSEE is entitled to rescind this Contract in case the Modified System presents one or more defects which render it useless, and which are not corrected by the LICENSOR within a term of 90 (ninety) days from the date of receipt of the pertinent written notice sent by the Licensee, and provided the fault for said defects is attributable to the LICENSOR, and, in case they are applicable, the provisions set forth in clauses 8.2 to 8.3.1.1 above shall be observed.

         11.4.1. Once the rescission of the contract occurs under the circumstances referred to in clause 11.4 above, LICENSOR expressly undertakes to restitute to LICENSEE the total amounts received until the date of rescission, this restitution being limited to the amount of US$2,000,000.00.

         11.5 Rescission of this Contract may also occur at any time, at the discretion of the LICENSEE, provided that (i) the LICENSEE returns to the LICENSOR all the documentation and other materials and documents related to the Modified System; and that (ii) the LICENSEE effects payment of all amounts owed to the LICENSOR as a result of the stipulations of this Contract.

         11.6 Without prejudice of other rights and remedies, when one of the parties fails to perform, as per the terms of Clause 11, the performing party may, at its discretion, rescind this Contract by means of written notice sent to the defaulting party. Non-rescission of this Contract, as per the established terms, will not constitute waiving, by the performing party, of rights to





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claim any other damages, or of the right to rescind this Contract for any other subsequent non-performance, or any analogous event, which may be similar to the events herein specified.

12.      NOTIFICATIONS

         12.1 All notifications must be served through a facsimile or e-mail transmission, or through registered air mail correspondence, subject to acknowledgment of receipt, sent to the addresses below:

         (i)     INSPIRE INSURANCE SOLUTIONS, INC.
                 615 Pennsylvania Avenue
                 Sheboygan, Wisconsin  53081
                 ATTN:  Robert K. Agazzi
                 Telephone:  920-459-7999
                 Facsimile:  920-459-9123

         (ii)    SUL AMERICA CIA NACIONAL DE SEGUROS
                 Rua da Quitanda, 86
                 Rio de Janeiro, Rio de Janeiro 20091-000
                 ATTN:  Ivan Goncalves Passos
                        Henrique Zanetti
                 Telephone:  (021) 276-8234
                 Facsimile:  (021) 276-8317

         12.2 Copy of the notifications sent by facsimile or e-mail transmission must be sent by subsequent registered airmail, subject to acknowledgment of receipt by the addressee. The sender is to verify receipt of the notification on the first work day subsequent to the date on which the facsimile or e-mail transmission occurred. Notification sent by registered airmail subject to acknowledgment of receipt, duly addressed and posted, will be deemed as received within a maximum term of 7 (seven) work days from the date of postage.

         12.3 Should notification be urgent in nature, no tolerance will be given to the absence of prior oral communication of its contents. The oral communication does not exempt the need for subsequent written notification, as per the terms of item 12.2 above.

13.      SEPARABILITY:  WAIVER

         13.1 Should any of the stipulations of this Contract be considered invalid, impossible, or null, for any reason, and in any case, as a result of applicable legislation in force at the time, the other stipulations of the Contract must remain valid, effective and enforceable, in which case the parties must substitute the invalid stipulation with a valid and possible stipulation that corresponds, as much as possible, to the spirit and objective of the substituted stipulation.

         13.2 No fault or delay by any of the parties in performing any condition of this Contract will affect the right of the respective party to demand full performance of the Contract





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at any time.  Waiving of any of the stipulations of this Contract, by any of the parties, in favor of the other party, will only be considered valid if made in writing.

14.      SUCCESSION

         14.1 Except for the stipulations of item 2.3 above, this instrument binds, in all of its terms, clauses and conditions, the parties themselves, their heirs, and their successors at any title.

15.      APPLICABLE LAW

         15.1 This Contract is to be analyzed and construed in accordance with the laws of the Federative Republic of Brazil. Additionally, when performing their respective obligations, the parties are to respect the laws and regulations of the United States of America and of the Federative Republic of Brazil, as well as the international treaties signed by any of the two countries, as regards the commercialization of products and information, and the relationship with the government agencies that regulate this Contract.

16.      TITLES

         16.1 The titles assigned to the clauses, or used in any other stipulation of this Contract, constitute mere reference, used exclusively for organization purposes, not integrating nor affecting the meaning or the interpretation of this Contract.

17.      INTEGRAL CONTRACT

         17.1 This Contract, including its appendixes, reflects all the agreements existing between the parties as regards the subject matter contained herein, and substitutes all previous understandings and documents on the same subject matter. Neither party may claim to have sustained understandings, or to have signed agreements that are inconsistent with this Contract. No alteration to this Contract will be considered effective, unless it is made in writing, and is signed by both parties.

18.      VENUE

         18.1 Each of the parties hereto irrevocably elects the jurisdiction of the courts of the city of Rio de Janeiro, in the State of Rio de Janeiro, excluding any others, no matter how privileged they may be, to resolve any disputes arising from this instrument.

         Thus, upon reaching this agreement in fairness, the parties hereto will sign this instrument in 3 (three) copies of identical content and form, in the presence of the witnesses hereto, who will also sign:





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INSPIRE INSURANCE SOLUTIONS,                 SUL AMERICA CIA NACIONAL
INC.                                         DE SEGUROS



------------------------------------         ---------------------------------
Name:  Robert K. Agassi                      Name:  Ivan Goncalves Pasos
Position:  Executive Vice President          Position:  Vice President



                                             ---------------------------------
                                             Name:  Henrique Zanetti
                                             Position:  Vice President


Witnesses:


1.                                           2.
  ----------------------------------           -------------------------------
Name:                                        Name:
CPF:                                         CPF:





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